PURCHASE AND ASSUMPTION AGREEMENT
THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of November 14, 2018 is between FIRSTBANK, a Tennessee chartered banking corporation (“Purchaser”) and ATLANTIC CAPITAL BANK, N.A., a national banking association (“Seller”).
WHEREAS, Purchaser desires to assume and purchase from Seller, and Seller desires to assign and sell to Purchaser, certain of Seller’s liabilities and assets, currently held at, and allocated by Seller to, the branch offices set forth on Exhibit A hereto (collectively, the “Branches” and individually, a “Branch”);
NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties agree as follows:
Article 1
CERTAIN DEFINITIONS
1.1.    Certain Definitions. As used in this Agreement, the terms below shall have the meanings set forth.
“Accrued Expenses” means the accrued and unpaid expenses appearing as a Liability on the Preliminary Closing Statement or the Final Closing Statement.
“Accrued Interest and Fees” means at any date (i) with respect to Deposits, the interest, costs, fees and other charges (whether billed or unbilled) that have been accrued but not yet paid, credited or charged to the Deposits; and (ii) with respect to the Assets, the interest, dividends, fees, costs and other charges (whether billed or unbilled) that have been accrued but not yet paid, credited or charged to the Assets, in each case as set forth in the general ledgers of Seller maintained in the ordinary course of business of Seller.
“ACH” has the meaning set forth in Section 6.14(b).
“Adjustment Date” has the meaning set forth in Section 3.2(e).
“Affiliate” of a person means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.
“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, as modified, amended or extended from time to time.
“Allocation Statement” has the meaning set forth in Section 2.4(a).
“Assets” means the (i) Purchased Loans; (ii) letters of credit issued by Seller listed on Schedule 1.6 (together with all reimbursement agreements and related documents with respect thereto and all collateral in the possession of or otherwise granted to Seller in connection therewith); (iii) Assumed Furniture and Fixtures; (iv) Improvements; (v) Cash on Hand; (vi) Receivables; (vii) Prepaid Expenses; (viii) Real Property; (ix) Delivery Records; (x) Seller’s benefits and rights under

Safe Deposit Agreements; (xi) Seller’s benefits and rights under Assumed Contracts; (xii) Seller’s benefits and rights under the Real Property Leases, other than the Warehouse Row Lease; (xiii) any fee or expense adjustment required in accordance with Section 2.3; (xiv) all goodwill recorded on the books of Seller as of the Closing Date; and (xiv) all unamortized core deposit intangibles recorded on the books of Seller as of the Closing Date that is related to the Assumed Deposits; provided, however, that Assets do not include any Excluded Assets.
“Assumed Contracts” means the contracts (including the Real Property Leases) listed on Schedule 1.1 that Purchaser will assume as of the Closing.
“Assumed Deposits” means all Deposits existing on the Closing Date other than Excluded Deposits.
“Assumed Furniture and Fixtures” means all Furniture and Fixtures, except those items listed as excluded Furniture and Fixtures on Schedule 1.2.
“ATM” means any automated teller machine owned or leased by Seller and either (i) located at the Branches or (ii) located other than at a Branch but within a Branch MSA.
“Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act, as amended.
“Benefit Plans” means any of the employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance, disability coverage, and vacation, time off and severance pay maintained, sponsored, adopted or contributed to by any party.
“Branch” or “Branches” has the meaning set forth in the Recitals.
“Branch Employee” has the meaning set forth in Section 7.4(a).
“Branch MSA” means the metropolitan services areas of any of Knoxville, Tennessee, Chattanooga, Tennessee and Dalton, Georgia.
“Business Day” means a day on which Seller is open for business in the State of Tennessee or Georgia which is not a Saturday, Sunday or legal holiday.
“Cap” has the meaning set forth in Section 10.1(d).
“Cash on Hand” means, as of any date, all petty cash, vault cash, teller cash, prepaid postage, bank orders, checks, certified checks and cash equivalents (exclusive of the contents of any safe deposit boxes) maintained at the Branches, including at ATMs.
“Closing” and “Closing Date” means the closing of the sale, purchase and assumption provided for herein to be held at such time and date as provided for in Article 3 hereof.
“Closing Settlement Payment” means a payment made pursuant to Section 3.2(c).

“Closing Time” means 5:30 p.m. Eastern Time on the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” has the meaning set forth in Section 6.2(b).
“Conforming Employment Offer” has the meaning set forth in Section 7.4(b).
“Deductible” has the meaning set forth in Section 10.1(d).
“Delivery Records” means all Records other than records for closed accounts.
“Deposit Premium” has the meaning set forth in Section 2.1(b)(i).
“Deposits” means, as of any date, all deposit liabilities of Seller (including all Overdraft Accounts, uncollected items included in depositors’ balances, and Accrued Interest and Fees) booked, maintained or primarily serviced at the Branches, (i) which constitute “deposits” for purposes of the Federal Deposit Insurance Act, as amended (including, for purposes of clarity, public funds deposits or insured cash sweep deposits that are not excluded pursuant to Section 2.7); and (ii) IRAs assigned to Purchaser pursuant to Section 2.8, together with Seller’s rights and responsibilities under any customer agreement evidencing or relating thereto. A list of the Deposits as of the date of this Agreement is attached hereto as Schedule 1.3. This list will be updated as of the Closing Date.
“Dispute Resolver” means an independent accounting firm mutually acceptable to Seller and Purchaser. All determinations under this Agreement made by a Dispute Resolver shall be binding upon Purchaser and Seller.
“Due Diligence Period” has the meaning set forth in Section 6.16(b).
“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments, security interests, pledges or other similar charges or liabilities, whether accrued, absolute, contingent or otherwise, except for statutory liens for ad valorem tax payments securing payments not yet due.
“Enforceability Exceptions” has the meaning set forth in Section 4.1.
“Environmental Laws” means all federal, state, and local statutes, regulations, ordinances, orders, and decrees having the force of law relating to or imposing liability, responsibility, or standards of conduct applicable to environmental, health, or safety conditions and/or releases of Hazardous Materials affecting the Real Property.
“Environmental Survey” has the meaning set forth in Section 6.16(b).
“ERISA” has the meaning set forth in Section 4.8.

“Excluded Assets” means (i) deferred Tax assets or refunds for Taxes relating to the period prior to the Closing Date or, unless they appear as an asset in respect of the Branches on the Preliminary Closing Statement or the Final Closing Statement, prepaid Taxes; (ii) any loans that are not Purchased Loans; (iii) any foreclosed property and other real estate owned associated with Purchased Loans or the Branches; (iv) any assets related to Benefit Plans maintained by Seller; (v) any of Seller’s signs, any use of any sign, trade name, trademark, service mark, or other intellectual property, if any, of Seller; and (vi) any licenses, charters and legal entities of Seller.
“Excluded Deposits” means all of the following Deposits existing on the Closing Date: (i) Deposits listed on Schedule 1.4; (ii) Deposits that are public funds deposits or insured cash sweep deposits excluded pursuant to Section 2.7; (iii) Deposits in IRAs excluded pursuant to Section 2.8(b); (iv) Deposits excluded by mutual written agreement of Seller and Purchaser; (v) brokered or internet Deposits; (vi) Deposits securing loans or other extensions of credit by Seller that are not Purchased Loans; (vii) Deposits subject to legal process as shown on the Records; (viii) Deposits which are treated as abandoned property under applicable abandoned property or escheat laws; (ix) Deposits held in the name of Seller or any of its affiliated entities as depositor, which Deposits are listed on Schedule 1.4; (x) Deposits represented by official checks, travelers checks, money orders, or certified checks of Seller; and (xi) Deposits related to accounts designated as “closed” on the books and records of Seller.
“Excluded Liability” means (i) any liability for Taxes for any period prior to and including the Closing Date; (ii) any liability, duty or obligation of Seller of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, that is primarily related to any Excluded Asset; (iii) the Excluded Deposits; (iv) any compensation or benefit liabilities owed to employees with respect to services provided to Seller prior to the Closing Date and any liabilities under the Benefit Plans maintained by Seller incurred on or prior to the Closing Date (whether or not submitted for payment or reimbursement on or before the Closing Date), except as set forth under Section 7.4; and (v) any liability of Seller pursuant to the Warehouse Row Lease.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a banking day, the previous banking day, by federal funds brokers computed and released by the Federal Reserve Bank of Atlanta (or any successor).
“Final Allocation Statement” has the meaning set forth in Section 2.4(a).
“Final Closing Statement” means the statement, as of the Adjustment Date, delivered by Seller to Purchaser in accordance with Section 3.2(d) in the form set forth on Exhibit B hereto.
“Final Settlement Amount” has the meaning set forth in Section 3.2(d).
“Final Settlement Payment” has the meaning set forth in Section 3.2(e).

“Furniture and Fixtures” means all furniture, fixtures and equipment, including ATMs, trade fixtures, security equipment, safe deposit boxes, currency counters, vaults, and supplies (excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of business of the Branches through the Closing Date) that are located at the Branches (or, in the case of ATMs, that are located within a Branch MSA), but excluding signage or other advertising or paper stock, forms, or supplies bearing Seller’s corporate logos, trade names, or trademarks, telephone systems, and computers, computer peripherals and computer software.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Hazardous Material” means any materials, substances, wastes, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including, but not limited to, any pesticides, fungal or other biological organisms, pollutants, contaminants, toxic chemicals, oil or other petroleum products or byproducts, asbestos or materials containing asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead or lead-containing paint, radon, and radioactive material.
“Improvements” means all improvements to the Real Property and Leased Real Property in respect of the Branches which shall have been purchased, installed or constructed and used in connection with the operation or maintenance of the Branches.
“IRA” means an “individual retirement account” or similar Deposit account established in accordance with the provisions of Section 408 of the Code for which Seller acts as custodian or trustee but as to which Seller may not exercise investment discretion.
“IRS” means the Internal Revenue Service.
“knowledge” shall mean (i) with respect to Purchaser, the actual knowledge, without independent investigation, of the Chief Executive Officer and Chief Financial Officer of Purchaser and (ii) with respect to Seller, the actual knowledge, without independent investigation, of the Chief Executive Officer, Chief Financial Officer and Chief Risk Officer of Seller.
“Law” means any law, regulation, rule or order applicable to a person or its assets, liabilities or business, including those promulgated, interpreted or enforced by any regulatory authority.
“Leased Real Property” means the real property leased by Seller, as identified on Schedule 1.5, and the buildings thereon, including any Improvements thereon.
“Liabilities” means the (i) Assumed Deposits and all terms and agreements relating to the Assumed Deposits; (ii) Seller’s obligations with respect to all Purchased Loans and Assumed Contracts; (iii) Seller’s obligations under the Safe Deposit Agreements, including any prepaid rent thereunder; (iv) all liabilities of Seller with respect to all customer repurchase agreements; (v) all other liabilities of Seller with respect to the operations of the Branches, including accounts payable and Accrued Expenses, properly recorded as liabilities on the books of the Branches as of the Closing

Date; (vi) any fee or expense adjustment required in accordance with Section 2.3; and (vii) liabilities that arise from the operation of the Branches after the Closing Date; provided, however, that Liabilities shall not include any Excluded Liability.
“Loan Documents” means all material Records with respect to Purchased Loans, including, without limitation, applications, original notes, lost note affidavits (which Seller shall provide for any missing Purchased Loan note), security agreements, original deeds of trust, original mortgages, assignments of leases, loan agreements, financing statements, escrow account agreements, guarantees, sureties and insurance policies (including title insurance policies), flood hazard certifications, and all amendments, modifications, waivers and consents relating to any of the foregoing. Loan Documents also includes all underwriting files, financial statements, collateral files and documentation.
“Loan Value” means, with respect to a Purchased Loan and as of a date, (i) the unpaid principal balance of any such Purchased Loan, plus (ii) Accrued Interest and Fees thereon as of such date, minus (iii) the interest in such Purchased Loan of any participant as of such date.
“Losses” means losses, liabilities, damages (including forgiveness or cancellation of obligations), expenses, costs (including legal fees and court costs), and disbursements, collectively.
“Material Adverse Effect” means, with respect to Seller or Purchaser, as applicable, any change, event, development, or circumstance which, individually or in the aggregate, (i) has, or is reasonably likely to have, a material adverse effect on the business, operations, financial condition, or prospects of the Branches; or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Seller or Purchaser, as applicable to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, for purposes of clause (i) Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking Laws of general applicability; (2) any change in GAAP or regulatory accounting principles applicable to financial institutions generally; (3) any action or omission of either party taken with the express prior written consent of the other party; (4) general changes in global or national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions; (5) changes in global or national political conditions, including the outbreak or escalation of acts of terrorism; or (6) the public disclosure of this Agreement or the transactions contemplated hereby, provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (1), (2), (4), and (5) shall not be excluded as a Material Adverse Effect to the extent of any materially disproportionate impact they have on the Seller or Purchaser, as applicable, taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.
“Material Defect” has the meaning set forth in Section 6.16(d).
“Materially Defective Loan” means any Purchased Loan with respect to which (i) there exists a breach by Seller of Section 4.15(a), 4.15(b), 4.15(c), 4.15(e), 4.15(g), 4.15(h), 4.15(i), or 4.15(j), (ii) Seller has been afforded a reasonable opportunity to cure the circumstances giving rise to such breach, and (iii) Seller and Purchaser have agreed that, solely as a result of such uncured breach, Purchaser is or will be unable to collect amounts due under, or foreclose on any collateral securing, such Purchased Loan. For purposes of clarity, a loan that is excluded from this Agreement pursuant to the parenthetical clause set forth in Section 9.1(b), or with respect to which Purchaser does not exercise the sole and exclusive remedy set forth therein, shall not constitute a Materially Defective Loan.
“Non-Transferred Employee” has the meaning set forth in Section 7.4(b).
“Overdraft Account” means a Deposit account that is overdrawn as of the Closing Date on account of checks, drafts or other items that have been presented against such account for payment against insufficient funds and that, under applicable rules of the Federal Reserve Bank of Atlanta or other check collection rules or procedures, cannot be returned and charged back as a matter of right to the presenting or collecting bank.
“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments or governmental charges or levies not yet due and payable or which although delinquent can be paid without penalty or are being contested in good faith by appropriate proceedings and for which adequate provision has been made on Seller’s Books and Records; (ii) Encumbrances resulting from a fling by a lessor as a precautionary filing for a lease; (iii) Encumbrances imposed by Law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course which secure payment of obligations not more than thirty (30) days past due or which are being contested in good faith by appropriate proceedings and for which adequate provision has been made on Seller’s books and records; (iv) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property for which adequate provision has been made on Seller’s books and records; (v) in the case of Real Property, zoning, building or other land use regulations which are not violated by the current use or occupancy of the real property subject thereto; (vi) in the case of Real Property, minor title defects, easements, encumbrances, licenses, covenants, rights-of-way or other restrictions, including any other Encumbrances that would be shown by a current title report or any conditions that would be shown by a current survey or physical inspection which do not impede the ownership, operation or value of the Assets or Branches, taken as a whole; (vii) Encumbrances on any Purchased Loan that are junior and subordinate to any encumbrances in favor of Seller securing such Purchased Loan, to the extent permitted by the applicable policies and procedures of Seller or reflected in the relevant Loan Documents or in Seller’s approval for such Purchased Loan; and (viii) any other Encumbrances affecting the Assets or the Branches which do not impede the ownership, operation or value of such Assets or the Branches taken as a whole, in any material respect.
“Preliminary Closing Statement” means the statement, as of the end of the third (3rd) Business Day prior to the Closing Date, delivered by Seller to Purchaser in accordance with Section 3.2(a) in the form set forth on Exhibit A hereto.
“Prepaid Expenses” means all operating expenses and fees accrued or prepaid prior to the Closing Date relating to the Branches, including, without limitation and as applicable, rents, utility payments, and FDIC assessments attributable to the Assumed Deposits, but not including those related to Taxes, that appear as an asset in respect of the Branches on the Preliminary Closing Statement or the Final Closing Statement, as the case may be, that (i) have been recorded in accordance with GAAP; (ii) are not intercompany or interoffice accounts; and (iii) provide future benefit to the business conducted at the Branches.
“Property Examination” has the meaning set forth in Section 6.16(b).
“Purchase Price” has the meaning set forth in Section 2.1(b).
“Purchased Loans” means those certain loans listed on Schedule 1.6, as updated (which shall include all loans with respect to which an application and related documentation has been submitted to Seller as of the applicable date, but which has not closed or been funded prior to such applicable date), together with all Loan Documents and Records pertaining to such loans. This list will be updated as of the Closing Date by Seller to reflect any changes with respect to such loans and the addition of new loans on the books of the Branches on such date.
“Purchaser” has the meaning set forth in the Recitals.
“Purchaser Benefit Plan” means any Benefit Plan maintained, sponsored, adopted or contributed to by Purchaser or any of its Affiliates.
“Purchaser Welfare Plan” has the meaning set forth in Section 7.4(d).
“Real Property” means the real property indicated on Exhibit A as owned by Seller and identified by the street addresses of the Branches and the buildings thereon, including any Improvements thereon and all fixtures not included in the property described in the definition of Furniture and Fixtures; provided, that “Real Property” does not include any real property that is pledged as collateral for any Purchased Loan or held by Seller as other real estate owned.
“Real Property Leases” means the real property leases with respect to the Leased Real Property.
“Receivables” means all accrued income receivable and accounts receivable of the Seller to the extent related to the Branches and existing as of the Closing Date (including any Accrued Interest and Fees on the Assets where such Accrued Interest and Fees are not otherwise included in determining the value of the Assets) that appear as an asset in respect of the Branches on the Preliminary Closing Statement or the Final Closing Statement, as the case may be, that (i) have been recorded in accordance with GAAP; (ii) are not intercompany or interoffice accounts; and (iii) provide future benefit to the business conducted at the Branches.
“Records” means all records and original documents in Seller’s possession, custody, or control (including records maintained electronically) which pertain to and are utilized by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches (including transaction tickets and stop payment orders through the Closing Date and all records for closed accounts located in the Branches) and all such records and original documents with respect to the Assets and Liabilities.
“Regulatory Approvals” means all approvals, permits, authorizations, waivers or consents of governmental or regulatory agencies or authorities necessary or appropriate to permit consummation of the transactions contemplated herein and includes, without limitation, the following: (i) approval of the FDIC under the Bank Merger Act; (ii) approval of the Tennessee Department of Financial Institutions under applicable Law; (iii) the approval or non-objection of the Office of the Comptroller of the Currency with respect to the relocation of Seller’s main office; and (iv) the expiration of the waiting period provided for in the Bank Merger Act without commencement of any action challenging the transactions contemplated hereunder by the United States Department of Justice or any other person.
“Resigning Employee” has the meaning set forth in Section 7.4(c).
“Restricted Period” has the meaning set forth in Section 6.15(a).
“Safe Deposit Agreements” means any agreements, including rental agreements, related to the safe deposit boxes, if any, located in the Branches.
“Seller” has the meaning set forth in the Recitals.
“Seller Benefit Plan” means any Benefit Plan maintained, sponsored, adopted or contributed to by Seller or any of its Affiliates.
“Tax Returns” means all returns or other reports required to be filed with respect to any Taxes, including information returns.
“Tax” or “Taxes” refers to all federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, excise, transfer, license, franchise, employment, withholding or similar taxes or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing.
“Taxing Authority” shall mean any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, or quasi-governmental entity having or purporting to exercise jurisdiction with respect to any Tax.
“Terminated Banking Services” has the meaning set forth in Section 6.8.
“Transferred Employee” has the meaning set forth in Section 7.4(b).
“Transition Services Agreement” means an agreement between Purchaser and Seller that defines the processes, procedures and services that Seller, or its subsidiaries or third party servicers, will provide to Purchaser as contemplated therein.
“Warehouse Row Lease” means the Real Property Lease related to the real property and improvements leased by Seller located a 1110 Market Street, Chattanooga, Tennessee 37402.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local laws with respect to any event affecting the employees of Seller.
1.2.    Use and Application of Terms. In using and applying the various terms, provisions and conditions in this Agreement, the following shall apply: (1) the terms “hereby”, “hereof”, “herein”, “hereunder”, and any similar words, refer to this Agreement; (2) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (3) words importing persons include corporations, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability limited partnerships, limited liability companies, trusts, business trusts, corporations and other legal organizations, whether or not incorporated, including public and quasi-public bodies, as well as individuals; (4) the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting; and (5) this Agreement shall not be applied, interpreted and construed more strictly against a person because that person or that person’s attorney drafted this Agreement.
ARTICLE 2
THE TRANSACTIONS
2.1.    Transfer and Consideration.
(a)    Subject to the terms and conditions set forth in this Agreement, at the Closing Time, Purchaser shall (i) purchase the Assets and (ii) assume the Liabilities, and Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest in and to the Assets and the Liabilities.
(b)    The purchase price to be paid by Purchaser shall be an amount (the “Purchase Price”) computed as follows:
(i)    An amount equal to 6.25% of the lower of (A) the actual balance (excluding Accrued Interest) of the Assumed Deposits on the Closing Date, or (B) the closing average daily balance (excluding Accrued Interest) of Assumed Deposits for the period commencing thirty (30) calendar days prior to and inclusive of the day prior to the Closing Date and ending on the day prior to the Closing Date (the “Deposit Premium”); plus
(ii)    An amount equal to 99.32% of the Loan Value of the Purchased Loans; plus
(iii)    The amount of Cash on Hand as of the Closing Date; plus
(iv)    The amounts set forth on Schedule 2.1 for the Real Property, Improvements and other Assets (other than the Purchased Loans and the Cash on Hand).

2.2.    Assumption of Obligations. Purchaser shall assume and thereafter fully and timely discharge the duties and obligations of Seller relating to all periods from and after the Closing Time with respect to the Assumed Deposits, Assumed Contracts and other Liabilities as may arise under applicable Law, rules of automated clearing houses and other payment systems which relate thereto, and in accordance with the terms of account agreements or other agreements with depositors applicable to such accounts as such terms and agreements are in effect at the Closing Time.
2.3.    Adjustment for Prepaid Expenses. All Prepaid Expenses relating to the Branches, transferred at Closing, shall be prorated between the parties as of the Closing Date on the basis of a 365-day year. To the extent that Seller has Prepaid Expenses that are expenses allocable to Purchaser pursuant to this Section 2.3, such expenses shall appear as an Asset on the Preliminary Closing Statement and the Final Closing Statement. To the extent that Prepaid Expenses have been accrued and not paid by Seller or prepaid by customers prior to the Closing Date, they shall appear as a Liability on the Preliminary Closing Statement and the Final Closing Statement.
2.4.    Allocation of Consideration.
(a)    Within forty-five (45) days after the payment of the Final Settlement Payment pursuant to Section 3.2(e), Seller shall prepare and deliver to Purchaser a draft allocation statement setting forth the proposed calculation of the aggregate amount of consideration paid by Purchaser in respect of the Branches and the proposed allocation in the form required in Section 1060 of the Code of such aggregate amount among the Assets (the “Allocation Statement”). If within thirty (30) days after Purchaser’s receipt of the Allocation Statement, Purchaser shall not have objected in writing to such Allocation Statement, then such Allocation Statement shall become final (the “Final Allocation Statement”) and binding on the parties hereto. In the event that Purchaser objects in writing within such thirty (30) day period, Seller and Purchaser shall negotiate in good faith to resolve the dispute.
(b)    Purchaser and Seller agree to report the allocation of the total consideration among the Purchased Assets in a manner consistent with the Final Allocation Statement, and agree to act consistently in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury Regulations, the Internal Revenue Service or any applicable state or local Taxing Authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided that neither Seller nor any of its Affiliates nor Purchaser or any of its Affiliates will be obligated to litigate any challenge to such allocation of the aggregate consideration by a Taxing Authority.
2.5.    Sale and Transfer of Servicing and Escrows.
(a)    All rights, obligations, liabilities and responsibilities with respect to the servicing of the Purchased Loans after the Closing Time will be assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Purchased Loans after the Closing Time, and Purchaser shall be indemnified by Seller from all liability with respect to servicing of the Purchased Loans prior to the Closing Time; provided, however, that, for a reasonable period of time after the Closing Time, the parties shall cooperate fully with each other in connection with any acts or actions required to be taken by either party with respect to such Purchased Loans and work together to ensure compliance by both parties with all applicable requirements of each party with respect to such Purchased Loans.
(b)    Purchaser shall assume, and agrees to undertake and discharge, any and all obligations of the holder and servicer of any Purchased Loans that are mortgage loans, if any, after the Closing Time as such obligations may relate to the escrow, maintenance of escrow and payments from escrow of moneys paid by or on account of the applicable mortgagor. On or before the fifth (5th) Business Day after the Closing Date, Seller shall remit by wire transfer of immediately available funds to Purchaser any and all funds held in escrow that were collected and received pursuant to a mortgage Purchased Loan for the payment of taxes, assessments, hazard insurance premiums, primary mortgage insurance policy premiums, if applicable, or comparable items prior to the Closing Time plus any Accrued Interest.
2.6.    Trade and Service Marks. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not acquire hereunder any right to the use of any trade name, trademark or service mark, if any, of Seller or any of its Affiliates.
2.7.    Public Funds and Insured Cash Sweep Deposits. Within thirty (30) calendar days after the date of this Agreement, Seller shall provide Purchaser with (i) a listing of any pledge of collateral by Seller with respect to any Deposit proposed to be an Assumed Deposit that constitutes public funds or otherwise requires collateral, and (ii) copies of agreements and other documentation with respect to any Deposit proposed to be an Assumed Deposit that constitutes an insured cash sweep deposit. Purchaser shall use its commercially reasonable efforts to make arrangements acceptable to the subject depositor prior to the Closing Date to replace Seller’s collateral with collateral belonging to Purchaser. Purchaser and Seller shall use commercially reasonable efforts to obtain such consents and agreements as are necessary to assign all agreements related to insured cash sweep deposits to Seller. If such Deposit cannot be collateralized in a manner acceptable to the deposit customer, or if such deposit customer does not agree to the assignment of such agreements related to such Deposit to Seller, then such Deposit shall be an Excluded Deposit for purposes of this Agreement.
2.8.    Assumption of IRA Account Deposits.
(a)    With respect to Assumed Deposits in IRAs, Seller shall use commercially reasonable efforts and shall cooperate with Purchaser in taking any action reasonably necessary or appropriate to accomplish or accompany the appointment of Purchaser (or an Affiliate of Purchaser designated by Purchaser) as successor custodian or the delegation to Purchaser (or an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA deposits, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, executing assignments reasonably satisfactory to Purchaser, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) shall perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

(b)    If, notwithstanding the foregoing, as of the third (3rd) Business Day prior to the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA, the account holder has notified Seller or Purchaser of the account holder’s objection to Purchaser acting as custodian or trustee of such IRA or if Purchaser, in its sole discretion, has notified Seller that such IRA shall be excluded from the Assumed Deposits, such deposit liabilities shall be Excluded Deposits for purposes of this Agreement.
ARTICLE 3
CLOSING PROCEDURES
3.1.    Closing Date and Place; Notifications. The closing of the transactions provided for herein (the “Closing”) shall be held at 10:00 a.m. Eastern Time at the offices of Womble Bond Dickinson (US) LLP, 1200 19th Street NW, Suite 500, Washington, DC 20036, or at another place agreed to by the parties, on the first Friday that is a Business Day after the date on which the last condition precedent in Article 8 is satisfied or waived, or such other time and date mutually agreed to in writing by the parties (the “Closing Date”). Notwithstanding the foregoing, the parties expressly agree that the Closing may take place by the electronic, facsimile, and/or overnight courier exchange of executed documents.
3.2.    Procedure at the Closing; Adjustments.
(a)    No later than two (2) Business Days prior to the Closing Date, Seller shall deliver to Purchaser the Preliminary Closing Statement prepared in the format set forth on Exhibit B hereto and based on figures as of the end of the third (3rd) Business Day immediately preceding the Closing Date.
(b)    At the Closing, the parties shall deliver the documents referred to in Section 8.1(e), Section 8.2(d) and Section 8.3. The sales, purchases, transfers, assumptions, leases and other acts made or taken at the Closing will be made or taken to be effective as of the Closing Time although the Settlement Payment may be paid at any time on the Closing Date. Seller shall be responsible for the Branches and the operation thereof until the Closing Time. The Closing Time shall be the relevant cutoff time for purposes of the proration set forth in Section 2.3, and any amounts to be paid in accordance with Section 2.3 shall be paid contemporaneously with the Final Settlement Payment on the Adjustment Date.
(c)    Seller shall pay to Purchaser (or Purchaser shall pay to Seller) via wire transfer of immediately available funds before 2:00 p.m. Eastern Time on the Closing Date to an account specified by the receiving party by the calendar day immediately prior to the Closing Date an amount calculated based on the Preliminary Closing Statement (the “Closing Settlement Payment”) equal to (i) the excess of (A) the Liabilities, over (B) the Purchase Price, adjusted by (ii) the net amounts of (C) all prorated items owed by Purchaser to Seller, over (D) all prorated items owed by Seller to Purchaser, all as calculated based on the Preliminary Closing Statement. If the Settlement Payment is an amount greater than zero, Seller shall pay to Purchaser an amount equal to the Settlement Payment. If the Settlement Payment is an amount less than zero, Purchaser shall pay to Seller an amount equal to the absolute value of such negative Settlement Payment.

(d)    Within thirty (30) calendar days after the Closing, Purchaser shall determine the actual Liabilities, Purchase Price and prorated items as of the Closing Time and deliver to Seller the Final Closing Statement. The Final Closing Statement shall become final and binding on Purchaser and Seller on the earlier of (i) the date it is approved by Purchaser by written notice to Seller or (ii) at 5:00 p.m. Eastern Time on the tenth (10th) Business Day after it is delivered by Purchaser to Seller unless, within such ten (10) Business Day period, Seller gives written notice to Purchaser of its actual or potential disagreement with respect to any item included in such Final Closing Statement. Seller and Purchaser shall use their commercially reasonable efforts to resolve any disagreement during the ten (10) Business Day period following receipt by Purchaser of such notice. If the disagreement is not resolved during such ten (10) Business Day period, the dispute shall be referred to a Dispute Resolver, and such Final Closing Statement shall be modified, if required, by the Dispute Resolver and thereupon such Final Closing Statement shall become final and binding. Purchaser and Seller shall share equally the cost of any Dispute Resolver. The “Final Settlement Amount” shall be an amount equal to the excess of (i) the excess of (A) the Liabilities, over (B) the Purchase Price, adjusted by (ii) the net amounts of (C) all prorated items owed by Purchaser to Seller, over (D) all prorated items owed by Seller to Purchaser, all as finally determined pursuant to this Section 3.2(d) and reflected on the Final Closing Statement.
(e)    Within five (5) Business Days after the date on which the Final Closing Statement becomes final and binding pursuant to Section 3.2(d) (the “Adjustment Date”):
(i)    if the Final Settlement Amount exceeds the Closing Settlement Payment, Seller shall pay Purchaser the amount of such excess;
(ii)    if the Final Settlement Amount is less than the Closing Settlement Payment, Purchaser shall pay Seller the amount of such deficiency; and
(iii)    if the Final Settlement Amount equals the Closing Settlement Payment, then no further payment shall be made,
(the amount, if any, payable pursuant to clause (i) or clause (ii) of this Section 3.2(e), the “Final Settlement Payment”).
(f)    All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds before 2:00 p.m. Eastern Time on the Adjustment Date to an account specified by the receiving party by the calendar day immediately prior to the Adjustment Date.
(g)    If any instrument of transfer contemplated herein shall be delivered or recorded in any public record before the Closing Time and thereafter the Closing is not completed, then at the request of the transferring party, the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:
4.1.    Corporate Organization and Authority. Seller is a national bank duly organized, validly existing and in good standing under the laws of the United States and has the requisite power and authority to conduct the business now being conducted at the Branches, to accept and maintain the Assumed Deposits and to own the Assets. Deposits maintained at the Branches are insured by the FDIC, subject to applicable FDIC coverage limitations. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Enforceability Exceptions”).
4.2.    No Conflict; Licenses and Permits. The execution, delivery and performance of this Agreement by Seller does not, and will not, (a) violate any provision of its charter or bylaws or (b) other than a violation, breach, contravention or default that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and subject to the receipt of the Regulatory Approvals, violate or constitute a breach or contravention of, or default under, (i) any Law to which Seller is subject or (ii) any agreement or instrument of Seller, or by which Seller is otherwise bound, or to which any of the Assets, Assumed Deposits, or Assumed Contracts (except for any required consents under Assumed Contracts or certain Deposits in respect of the transactions herein contemplated) or the Branches are subject. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all foreign, federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at the Branches as now conducted and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto.
4.3.    Approvals and Consents. Except as required to obtain the Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.
4.4.    Title to Assets. Seller has good and marketable fee title to the Assets (other than the Leased Real Property), free and clear of all Encumbrances (other than Permitted Encumbrances).
4.5.    Condemnation Proceedings. Seller has not received any notice (written or oral) of any condemnation, inverse condemnation, taking, or eminent domain proceedings with respect to or affecting the Real Property or negotiations for the purchase of the Real Property in lieu of condemnation, and no such condemnation, inverse condemnation, taking, or eminent domain proceedings or negotiations have been commenced or, to Seller’s knowledge, threatened in connection with the Branches.

4.6.    Assumed Contracts. Each Assumed Contract is in full force and effect and constitutes a valid and binding obligation of Seller, and there does not exist, with respect to Seller’s obligations thereunder, any default, or event or condition which constitutes, or after notice or passage of time or both would constitute, a default on the part of Seller under any Assumed Contract. Each Assumed Contract constitutes the valid and binding obligation of each party other than Seller thereto, except as could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Seller, there does not exist, with respect to any such other party’s obligations thereunder, any default, or event or condition which constitutes, or after notice or passage of time or both would constitute, a default on the part of any such other party under any Assumed Contract. Each lease relating to Furniture and Fixtures used in a Branch is current and all rents, expenses and charges payable by Seller have been paid or accrued in accordance with the terms thereof.
4.7.    Fiduciary Obligations. Other than in respect of IRAs, Seller has no trust or fiduciary relationship or obligations in respect of any of the Assumed Deposits or in respect of any other Assets or Liabilities.
4.8.    Employees. Seller has complied in all material respects with all applicable Laws (including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), rules and regulations relating to the employment of labor or the provision of compensation or benefits thereto, including without limitation those relating to wages, withholdings, hours, unfair labor practices, employment discrimination and payment of social security and similar taxes with respect to employees at the Branches. Except as set forth on Schedule 4.8, there are no employment contracts, change in control agreements or similar agreements between Seller and any of the Branch Employees.
4.9.    Proceedings. There is no claim, action, suit, proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller in, before, or by any court or governmental agency or authority related to the Assets, the Assumed Deposits or the Branches or that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
4.10.    Regulatory Matters.
(a)    There are no pending, or, to the knowledge of Seller, threatened, disputes or controversies between Seller and any federal, state or local governmental authority that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(b)    Seller is in satisfactory compliance with the Community Reinvestment Act and its implementing regulations and Seller has not been advised in writing of any material supervisory concerns regarding its satisfactory compliance with the Community Reinvestment Act. Seller is in compliance with all applicable capital standards as of the date hereof, and is unaware of any reason why the Regulatory Approvals and, to the extent necessary to consummate the transaction described herein, any other approvals, authorizations or filings, registrations and notices cannot be obtained.
(c)    Seller is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits, nor has Seller been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission that could reasonably be expected to result in a Material Adverse Effect.
4.11.    Compliance with Laws. (a) since January 1, 2016, the business of Seller at the Branches has been conducted by Seller in compliance with applicable Laws, and (b) the Real Property is in compliance with all applicable building and zoning Laws, in either case except for any failure or failures to comply that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
4.12.    Absence of Certain Changes, Etc. Except in connection with the transaction contemplated hereby, since January 1, 2017, Seller’s business at the Branches has been conducted only in, and there has not been any material transaction other than according to, the ordinary and usual course of such business and there has not been any material adverse change, individually or in the aggregate, in the condition (financial or otherwise), properties, business, or results of operations of the Branches, or any development or combination of developments (other than those related to general economic conditions or conditions generally affecting the industry and/or areas in which the Branches operate) which, individually or in the aggregate, is reasonably likely to result in any such change.
4.13.    Books and Records. Since January 1, 2017, the books, accounts and records of the Branches have been maintained in accordance with safe and sound banking practices and in a manner consistent with past practice, which, as they relate to financial accounting, is in accordance with GAAP.
4.14.    Tax Representations.
(a)    With respect to the Assumed Deposits, Seller is in material compliance with the Law and IRS regulations relative to (i) obtaining from depositors of the Assumed Deposits executed IRS Forms W-8 and W-9 and (ii) the reporting of interest. With respect to all interest bearing accounts transferred or assigned to Purchaser, the Records transferred to Purchaser contain or will contain all information and documents necessary for Purchaser to comply with all information reporting and Tax withholding requirements under applicable Law.
(b)    All Taxes owed with respect to the Assets or Liabilities or the Branches have been paid by Seller when due whether or not shown on the Tax Returns of Seller. There are no claims, assessments, levies, administrative proceedings or suits pending, or to Seller’s knowledge, threatened by any Taxing Authority with respect to the Assets or Liabilities or the Branches, and no audit or investigation of any Tax Return of Seller with respect to the Assets or Liabilities or the Branches is currently being undertaken, or to Seller’s knowledge, threatened. There are no Encumbrances for Taxes allocated to or imposed on Seller on any of the Assets and, to the knowledge of Seller, there is no basis for the assertion of any such Encumbrances, other than Permitted Encumbrances and normal and recurring sales and use taxes on assets being sold.

(c)    No Tax is required to be withheld by Purchaser from the Purchase Price, Settlement Payment, or Final Settlement Payment as a result of the transfers contemplated by this Agreement pursuant to the Code or any other provision of federal, state or local Tax Law.
4.15.    Purchased Loans. With respect to each Purchased Loan:
(a)    such Purchased Loan was solicited and originated and has been serviced and administered in material compliance with all applicable requirements of applicable Law, and there was no fraud on the part of Seller, any of its employees or agents or, to Seller’s knowledge, any other person, with respect to the origination of any Purchased Loan;
(b)    each Loan Document evidencing or relating to such Purchased Loan and any related security instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid and legally binding obligation of each borrower, other obligor, guarantor, or other party thereunder enforceable in accordance with its terms, subject to the Enforceability Exceptions;
(c)    the collateral for each secured Purchased Loan is (i) the collateral described in the related Loan Documents, and (ii) subject to a valid, enforceable and perfected lien with the priority reflected in the Loan Documents;
(d)    such Purchased Loan was made in accordance with Seller’s standard underwriting and documentation guidelines as in effect at the time of its origination and has been serviced and administered substantially in accordance with the Loan Documents and Seller’s standard loan servicing procedures as in effect from time to time;
(e)    except as set forth on Schedule 4.15(e), Seller is and at Closing will be the sole owner of each Purchased Loan, free and clear of any Encumbrance, and such Purchased Loan was made or acquired by Seller in the ordinary course of business;
(f)    except as set forth on Schedule 4.15(f), such Purchased Loan is not presently serviced by third parties, and there is no obligation, agreement or understanding whatsoever that could result in such Purchased Loan becoming subject to any such third party servicing;
(g)    there has been no modification or amendment to or waiver of the terms of the applicable Loan Documents except as reflected in writing in the Loan Documents for such Purchased Loan, and Seller has not taken or failed to take any action that would entitle any borrower, other obligor or guarantor under such Purchased Loan to assert successfully any claim against Seller or Purchaser (including without limitation any right not to repay any such obligation or any part thereof);
(h)    no borrower, other obligor or guarantor has been released from liability on the Purchased Loan except as set forth in the Loan Documents;
(i)    there is no pending or, to Seller’s knowledge, threatened litigation or claims which may affect the title or interest of Seller or any borrower, other obligor or guarantor in and to such Purchased Loan, and there are no pending or, to Seller’s knowledge, threatened foreclosures, total or partial condemnation or repossession proceedings or insurance claims with respect to such Purchased Loan;

(j)    except as set forth on Schedule 4.15(j), no approval, consent, authorization or action of any borrower, other obligor or guarantor, or any other third party, is required in connection with the transfer of such Purchased Loan, except for consents with respect to which the failure to obtain could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;
(k)    Seller has taken no action, and has not failed to take any action, which action or failure to act would result in a valid claim or valid defense (including the defense of usury) to the enforcement of such Purchased Loan or a valid right of setoff or rescission, and no claim or defense (including the defense of usury) to the enforcement of such Purchased Loan or a valid right of setoff or rescission has been asserted against Seller with respect to such Purchased Loan;
(l)    to Seller’s knowledge, and except with respect to the criticized and classified loans included in the Purchased Loans, as of the date of this Agreement, there are no facts, circumstances or conditions with respect to such Purchased Loan, the collateral therefor or the credit standing of any borrower, other obligor or guarantor that could reasonably be expected to cause such Purchased Loan to become delinquent or adversely affect the collectability, the value or the marketability of such Purchased Loan or the remedies available against the collateral therefor in the event of any default; and
(m)    the information and descriptions concerning the Purchased Loan contained in any previously provided due diligence materials are true and correct.
4.16.    Assumed Deposits. None of the Assumed Deposits are: (i) deposits securing loans or other extensions of credit by Seller that are not Purchased Loans; (ii) other than IRA deposits, deposits held in accounts for which Seller acts as fiduciary; (iii) deposits subject to legal process; (iv) deposits which are treated as abandoned property under applicable Law related to abandoned property; (v) deposits held in the name of Seller or any of its affiliated entities as depositor; (vi) deposits represented by official checks, travelers checks, money orders, or certified checks of Seller; or (vii) accounts designated as “closed” on the books and records of Seller.
4.17.    Brokers’ Fees. Other than Sandler O’Neill + Partners, L.P. and Banks Street Partners, LLC (the fees of each of which Seller agrees to pay), Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
4.18.    Insurance. Seller maintains in full force and effect insurance on the Assets, which in respect of amounts, premiums, types, and risks and losses insured against constitutes customary and adequate coverage against risks and losses customarily insured against by commercial banks comparable in size and operations to Seller.
4.19.    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement, none of Seller, any Affiliate of Seller or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows:
5.1.    Corporate Organization and Authority. Purchaser is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to own the Assets and to operate the Branches. This Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.
5.2.    No Conflict. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, violate any provision of its charter or bylaws or, subject to the receipt of the Regulatory Approvals, violate or constitute a breach or contravention of, or default under, any Law to which Purchaser is subject, which violation, breach, contravention or default could reasonably be expected to have a Material Adverse Effect.
5.3.    Approvals and Consents. Except as required to obtain the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby.
5.4.    Proceedings. There is no action, suit, proceeding or investigation pending or, to Purchaser’s knowledge, threatened against Purchaser in, before, or by any court or governmental agency or authority that could reasonably be expected to have a Material Adverse Effect.
5.5.    Regulatory Matters.
(a)    There are no pending, or, to the knowledge of Purchaser, threatened, disputes or controversies between Purchaser and any federal, state or local governmental authority that could reasonably be expected to have a Material Adverse Effect.
(b)    Purchaser is in satisfactory compliance with the Community Reinvestment Act and its implementing regulations and Purchaser has not been advised in writing of any material supervisory concerns regarding its satisfactory compliance with the Community Reinvestment Act. Purchaser is in compliance with all applicable capital standards as of the date hereof, and is unaware of any reason why the Regulatory Approvals and, to the extent necessary to consummate the transaction described herein, any other approvals, authorizations or filings, registrations and notices cannot be obtained.
(c)    Purchaser is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits, nor has Purchaser been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission that could reasonably be expected to result in a Material Adverse Effect.
(d)    Purchaser is an “eligible depository institution” as defined in 12 CFR 303.2(r).
5.6.    Financial Condition. Since the date of Purchaser’s most recent Consolidated Report of Condition and Income as submitted to its primary federal regulatory authority, there has not occurred any event or change in condition that has or that could reasonably be expected to have a Material Adverse Effect. The financial condition of Purchaser is sufficient to enable Purchaser to consummate the transactions contemplated hereby without condition or contingency.
5.7.    Brokers’ Fees. Other than Keefe, Bruyette & Woods, Inc. (the fees of which Purchaser agrees to pay), Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
5.8.    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement, none of Purchaser, any Affiliate of Purchaser or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Purchaser.
ARTICLE 6
COVENANTS OF THE PARTIES
6.1.    Activity in the Ordinary Course.
(a)    From the date hereof to and including the Closing Date, Seller shall conduct the business of the Branches in the ordinary and usual course consistent with past practices and standards, and Seller shall not, without the prior written consent of Purchaser:
(i)    Offer interest rates or terms on any category of Deposits which are not determined in a manner consistent with past practice and procedure;
(ii)    Except as expressly contemplated herein, transfer to or from the Branches to or from any of Seller’s other operations or branches any Assets or Assumed Deposits;
(iii)    Except in the ordinary course of business, sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or otherwise dispose of any Asset;
(iv)    Make or agree to make any material Improvements to the Branches or the Real Property;

(v)    Terminate or amend any terms of the Real Property Leases or Assumed Contracts;
(vi)    Except as set forth on Schedule 6.1(a)(vi), terminate the operations of any of the Branches or file any application to relocate or close any of the Branches;
(vii)    Enter into any commitment, agreement, understanding or other arrangements to transfer, assign, encumber or otherwise dispose of the Branches, except in a manner consistent with Seller’s obligations under this Agreement;
(viii)    Fail to use commercially reasonable efforts (which shall not include any stay or retention bonuses) to preserve and retain the customers and depositors of and employees at the Branches;
(ix)    Take any action, or fail to take any action, which action or failure to act could reasonably be expected to lead to or result in a Material Adverse Effect;
(x)    Change the fees charged for any existing Deposit accounts or other banking services at the Branches in any material respect, except in the ordinary course of business and consistent with prevailing market terms;
(xi)    Fail to perform in all material respects all of its obligations under the Assumed Contracts; or
(xii)    Except to the extent reasonably necessary to conduct Seller’s business at the Branches in the ordinary and usual course, (A) hire any new employees at any of the Branches, (B) transfer any employee employed at one of the Branches to any other branch of Seller that is not a Branch, (C) grant any increase in the salary or wages of any of the employees of the Branches, or (D) enter into any employment, bonus, severance or similar agreement, plan, or arrangement with any employees of the Branches; provided that Seller may grant normal increases in the salary or wages of, and may pay customary bonuses to, any of the employees of the Branches at times and in amounts consistent with Seller’s past practices, including without limitation, in accordance with Seller’s annual merit increase procedures.
(b)    Seller shall not materially amend, modify or extend any Purchased Loan, other than (i) as required by applicable Law or the terms of the applicable Loan Document, (ii) to the extent consistent with prevailing market terms, or (iii) in the ordinary course of business.
6.2.    Access and Confidentiality.
(a)    Between the date of this Agreement and the Closing Date, Seller shall afford to Purchaser and its officers, employees, agents and representatives full access to the properties, books, records, contracts, documents, files (including Records and Loan Documents) and other information of or relating to the Branches, the Assets and the Liabilities upon reasonable advance notice during normal business hours; provided, however, that any inspection shall be conducted in a manner that does not unreasonably interfere with Seller’s normal business operations or its relations with its customers. Seller shall cause its personnel to be reasonably available during normal business hours, to an extent not disruptive of ongoing operations, to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Branches, the Assets and the Liabilities and to familiarize Purchaser with basic policies and operational procedures of Seller relating to the Branches. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches. Seller shall allow Purchaser access to the Branches during normal business hours upon execution of the Agreement for the purposes of inspecting and installing communication equipment and cabling, at Purchaser’s sole expense; provided, that such installation may only occur within ten (10) days prior the Closing Date; provided, further, that no such inspection or installation shall be conducted unless Seller’s information technology personnel are present at the time of such inspection or installation. In the event that the transactions contemplated by this Agreement are not consummated for any reason, Purchaser shall be responsible, at its sole expense, for the removal of any signage, equipment or cabling installed pursuant to this Section 6.2(a) and for the repair of any damage done by such installation or removal.
(b)    Subject to Section 11.4, each party to this Agreement shall hold, and shall cause its respective Affiliates and its Affiliates’ directors, officers, employees, agents, consultants and advisors to hold, in strict confidence (unless disclosure to a bank regulatory authority is necessary in connection with any Regulatory Approval or unless compelled to disclose by judicial or administrative process) all discussions and information related to the Branches (or, if required under a contract with a third party, concerning such third party) and, with respect to Purchaser, all non-public personal information of any consumer or customer of Seller, records, books, contracts, instruments, computer data, system requirements and other data and information (collectively, “Confidential Information”) furnished to it by Seller or Seller’s representatives pursuant to this Agreement (except to the extent that such Confidential Information can be shown to have been (i) previously known by such party on a non-confidential basis; (ii) in the public domain through no fault of such party; or (iii) later lawfully acquired from other sources by the party to which it was furnished and such other source is not, to the knowledge, after reasonable inquiry, of the party for which the Confidential Information was furnished, subject to a confidentiality restriction with regard to such Confidential Information), and neither party shall release or disclose such Confidential Information to any other person, except, upon the same conditions of confidentiality, its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, bank regulatory authorities.
(c)    This Section 6.2 shall not prohibit disclosure of Confidential Information required by applicable Law to be disclosed, but such additional disclosure shall be limited to that actually required by Law, and the party making disclosure shall give the other party as much notice as is practicable of such disclosure obligation (except where prohibited by applicable Law) so that the other party may seek a protective order or other similar or appropriate relief, and also shall undertake in good faith to have the Confidential Information disclosed treated confidentially by the party to whom the disclosure is made.

(d)    Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, Purchaser and Seller may disclose to any applicable taxing authorities any fact that may be relevant to understanding the tax treatment and the tax structure of this Agreement.
(e)    No investigation by Purchaser or its representatives pursuant to this Section 6.2 shall affect or be deemed to modify any of the representations, warranties, covenants, or agreements of the parties set forth in this Agreement.
6.3.    Regulatory Approvals. As soon as practicable after the date of this Agreement, and in no event later than ten (10) Business Days after the date of this Agreement, Purchaser shall prepare and file any applications to federal or state regulatory authorities for approvals necessary, including all Regulatory Approvals, to consummate the transactions contemplated by this Agreement. Seller shall cooperate promptly with Purchaser in connection with Purchaser’s applications, and will prepare and file any such applications required by regulatory authorities to be filed by Seller. Purchaser shall use its commercially reasonable efforts to obtain each such approval as promptly as practicable, and Purchaser and Seller will cooperate in connection therewith and provide the other with copies of any applications relating thereto prior to filing, other than materials filed in connection therewith under a claim of confidentiality. Purchaser agrees that it shall be solely responsible for complying with any required branch closing, consolidation, divestiture or relocation, and any other notices or applications to federal or state regulatory authorities and customers of the Branches in the event Purchaser should at any time determine to close, consolidate, divest or relocate any of the Branches, or to close, consolidate, divest or relocate any branch of Purchaser in connection with or relating to the transactions contemplated by this Agreement.
6.4.    ATMs; Assumed Contracts.
(a)    Seller has made available to Purchaser a conformed copy of all potential Assumed Contracts in each case as amended through the date of this Agreement. If ATMs are not to be included as Assumed Furniture and Fixtures, Purchaser, at its option, may convert/install ATMs up to ten (10) days prior to the Closing Date, and Purchaser and Seller agree to cooperate and to work together and develop a conversion schedule. In the event that the transactions contemplated by this Agreement are not consummated for any reason, Purchaser shall be responsible, at its sole expense, for the removal of any equipment or cabling installed pursuant to this Section 6.4(a) and for the repair of any damage done by such installation or removal.
(b)    Purchaser shall waive all foreign ATM fees that would otherwise be charged to Seller’s customers for use of Purchaser’s ATMs from and after the installation of any ATM pursuant to Section 6.4(a) until (i) with respect to all customers of Seller, the Closing Date, and (ii) with respect to customers of Seller whose accounts are Assumed Deposits, such time as Purchaser issues new ATM cards to such customers.
(c)    Seller shall use its commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain from any parties to any Assumed Contracts any required consents to the assignment of the Assumed Contracts to Purchaser, under the existing terms and conditions contained in the Assumed Contracts, on the Closing Date; provided, however, that Seller shall not obtain any consent that imposes a condition, commitment or requirement that would, after consultation with Purchaser and in Purchaser’s reasonable judgment, adversely affect the operations of the Branches.
6.5.    Transitional Matters.
(a)    On the Closing Date, Seller shall provide Purchaser all Delivery Records associated with the Deposits in its possession at each Branch; provided, that Seller’s obligation to provide Delivery Records shall be deemed to be satisfied if Seller grants Purchase access to electronic files via a remote connection. Immediately following the Closing Date, Seller shall provide to Purchaser, at Purchaser’s sole expense and at a location designated by Purchaser, all Loan Documents. Upon Closing, Seller shall provide Purchaser all the data which is reasonably necessary for the conversion of the Assumed Deposits to Purchaser’s data processing system; provided, however, that Seller and Purchaser each shall pay for their own expenses incurred in the conversion. Thereafter, Seller will honor in a timely manner any further reasonable requests by Purchaser relative to additional endorsements, assignments or similar matters with respect to the Loan Documents for Purchased Loans; provided, however, that, with respect to specific Loan Documents, Seller may require additional time to effectively transfer title thereto and Purchaser shall not hold Seller liable for any reasonable delays in the delivery of such Loan Documents.
(b)    Seller and Purchaser shall cooperate with each other and shall use their commercially reasonable efforts to cause the timely transfer of information concerning the Assumed Deposits and the Purchased Loans which is maintained on Seller’s data processing systems. Within ten (10) calendar days after the date of this Agreement, Seller and Purchaser shall each designate appropriate and qualified personnel to be responsible for this cooperation of the parties in such transfer of information, and such personnel shall meet to discuss products, data mapping and the delivery of Delivery Records to Purchaser. Within forty-five (45) calendar days after the date of this Agreement, Seller and Purchaser shall execute a written, mutually acceptable Transition Services Agreement with respect to post-closing trailing transactions and transaction settlement procedures and specifications. If the parties agree to the electronic delivery of such materials, Purchaser may require up to two sets of electronic data files, corresponding layouts, and applicable balancing reports, with respect to the Assumed Deposits and Purchased Loans. One set, whether electronic or not, shall be the live conversion set and be created after processing on the night of the Closing Date and be delivered to Purchaser no later than 12:00 noon Eastern Time on the calendar day following the Closing Date. Any other set must only be provided by Seller to Purchaser following at least ten (10) Business Days prior notice.
(c)    In connection with its processing on the night of the Closing, Seller will produce and mail to the customers of the Branches statements dated the Business Day immediately following the Closing Date on any Assumed Deposit or Purchased Loan account normally receiving a statement.
(d)    Anything herein to the contrary notwithstanding, neither Purchaser nor Seller shall object to the use by depositors of the Assumed Deposits of checks and similar instruments issued to or ordered by such depositors on or prior to the Closing Date, which instruments may bear Seller’s name, or any logo, trademark, service mark, trade name or other proprietary mark of Seller, for a period of up to sixty (60) calendar days after the Closing Date. Seller and Purchaser will, prior to

Closing, agree on a mutually acceptable method to notify customers who use, and to transfer funds and authorization relating to, direct deposit and direct debit arrangements related to the Assumed Deposits.
(e)    Purchaser, at its option, may maintain existing account numbers issued to depositors of all Assumed Deposits and Purchaser agrees to furnish such depositors with checks, withdrawal order forms and ATM access/debit cards.
6.6.    Customer Notices. Prior to Closing, Seller and Purchaser will work together in good faith to: (i) notify the customers of the Branches of the transactions contemplated hereby and (ii) provide all notices to such customers and other persons that Seller or Purchaser, as the case may be, is required to give by any regulatory authority having jurisdiction or under applicable Law, including but not limited to any notice required by the Real Estate Settlement Procedures Act of 1974, as amended, or the terms of any agreement between Seller and any customer in connection with the transactions contemplated hereby. Any such notice or communication may only be sent after the other party has had a reasonable opportunity to review and comment with respect to such notice or communication. All costs and expenses of any such notice or communication sent or published under this Agreement by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or joint communication shall be shared equally by Seller and Purchaser.
6.7.    Maintenance of Records. Through the Closing Time, Seller will maintain the Records in accordance with safe and sound banking practices and in a manner consistent with past practice, which, with respect to financial accounting matters, is understood by Seller to be generally in accordance with GAAP. Purchaser may upon reasonable notice, at its own expense and during normal business hours, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by Purchaser or Seller, shall be maintained for such periods following the Closing as are required by Law, unless the parties shall, applicable Law permitting, agree in writing to a different period. From and after the Closing Date, each party to this Agreement agrees to cooperate with the other party in responding to any reasonable request for information regarding or contained in the Records. Purchaser shall make available the Delivery Records, and Seller shall make available any retained records, for inspection by the other party, as applicable, during normal business hours of each, after reasonable prior notice, and each party may, at its respective expense, have copies made of excerpts from the retained records or the Delivery Records, as each may deem necessary. The requesting party shall be responsible for any expenses relating to such request, including reasonable research fees charged by the other party.
6.8.    ATM/Debit Cards, Certain Services. Seller will provide Purchaser with (i) a list of ATM access/debit cards issued by Seller to depositors of any Assumed Deposits and (ii) customers of the Branches that are participants in certain banking services set forth on Schedule 6.8 (the “Terminated Banking Services”), and (iii) a data processing record containing all addresses of such customers therefor, within a reasonable period of time after the date of this Agreement and at intervals thereafter prior to the Closing Date that are mutually agreed to by the parties within thirty (30) calendar days after the date of this Agreement. At Closing, Seller will provide Purchaser with a final list of such issued ATM access/debit cards and customers of the Branches that are participants in the Terminated

Banking Services. Seller shall render ATM/debit cards and the Terminated Banking Services for customers of the Branches inactive as of the Closing Time. Purchaser shall issue ATM access/debit cards to depositors of any Assumed Deposits prior to the Closing Date, which cards shall be effective as of the Closing Time.
6.9.    Training. Seller shall permit Purchaser to train employees of the Branches before Closing with regard to Purchaser’s operations, policies and procedures at Purchaser’s sole cost and expense. This training may, as mutually agreed upon by Seller and Purchaser, take place at the Branches and may take place during business hours; provided, however, that any training that occurs shall be conducted in a manner not unreasonably disruptive to operations of the Branches.
6.10.    [Reserved].
6.11.    Collateral Assignments and Filing. As requested by Purchaser, Seller shall take all reasonable actions to assist Purchaser in obtaining the valid perfection of a first priority lien or security interest in the collateral, if any, securing each Purchased Loan in favor of Purchaser or its designated assignee as secured party, including without limitation the preparation and delivery of UCC-1 financing statements, UCC-3 assignments of financing statements, endorsed notes, participations, assignment of mortgages in recordable form. The out-of-pocket costs and expenses of preparing and filing any document required to be filed in connection with this Section 6.11 shall be borne by Purchaser.
6.12.    Credit Insurance. Seller shall remit all proceeds it receives after the Closing Time on account of credit insurance on the Purchased Loans to Purchaser, and Seller will use its commercially reasonable efforts to assign policies of credit insurance associated with the Purchased Loans to Purchaser. Purchaser will remit any insurance premiums paid to it in connection with the Purchased Loans to the appropriate credit insurance company.
6.13.    Insurance; Risk of Loss. Prior to the Closing Time, Seller shall (i) maintain the Assets in customary repair, order, and condition, reasonable wear and tear and damage by fire or other unavoidable casualty excepted; (ii) maintain insurance on the Assets consistent with its historical practices and all risk of loss shall be on Seller; and (iii) remain in compliance with any obligations it has under the Assumed Contracts or otherwise relating to maintenance of and insurance upon the Assets.
6.14.    Settlement Operations after Closing.
(a)    Seller and Purchaser hereby agree that, except as provided below or otherwise agreed in writing by the parties, for a period of sixty (60) calendar days after the Closing Date:
(i)    Seller will transfer, convey, and assign to Purchaser on the date of receipt all deposits received by Seller after the Closing for credit to any of the Assumed Deposit accounts, and all payments received by Seller after the Closing for application to or on account of any of the Assets.

(ii)    Seller shall notify Purchaser on the date of its receipt of the return to it of any items deposited in, or cashed at, the Branches prior to the Closing Date and shall expeditiously forward any such items to Purchaser. If Purchaser cannot recover on such returned items after making a good faith effort to do so, Seller shall reimburse Purchaser for such return items upon assignment of such items by Purchaser to Seller.
(iii)    To the extent permitted by Law and the applicable Deposit contracts, Seller shall honor all properly payable checks, drafts, withdrawal orders and similar items drawn on Seller’s forms against Assumed Deposits which are presented to Seller by mail or through clearing houses. Seller will make no charge to Purchaser for forwarding such items, and will electronically transmit such items on a daily basis, at mutually agreed upon intervals. Provided that such items have been timely delivered to Purchaser by Seller, Purchaser shall pay the items referred to in this Section 6.14(a)(iii). Seller shall make supporting documentation available to Purchaser no later than 12:00 p.m. Eastern Time on the Business Day following the day they were received by Seller. Purchaser shall promptly reimburse Seller on a daily basis for the amount of all such checks and drafts paid by Seller.
(b)    After the Closing Date, Purchaser, at its expense, shall notify all Automated Clearing House (“ACH”) originators of the transfers and assumptions made pursuant to this Agreement. For a period of sixty (60) calendar days beginning on the Closing Date, Seller shall honor all ACH items related to accounts assumed under this Agreement which are routed or presented to Seller. Seller shall make no charge to Purchaser for honoring such items, and will electronically transmit all such ACH data to Purchaser and generate appropriate notice of change on a daily basis with first transmission from the immediately preceding Business Day to Purchaser by a time mutually agreed to by the parties. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller, and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items. Seller agrees to return ACH items as required and requested by Purchaser, provided Purchaser furnishes in electronic or another agreed upon format the ACH items to be returned and adheres to Seller’s cutoff time for processing such items. Seller further agrees to settle any and all ATM transactions effected on or before the Closing Time, but processed after the Closing Time, as soon as practicable. Purchaser and Seller agree to remit the total net balance of such transactions to Seller or Purchaser, as the case may be, on the same date the transactions are settled. In instances where a depositor of a Deposit made an assertion of error regarding an account constituting an Assumed Deposit pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing Time, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts.
(c)    Seller shall provide Purchaser with a listing of each stop payment order, including date, amount, payee, and check number (but not the orders themselves), in effect as to an Assumed Deposit on the Closing Date. Purchaser shall honor all stop payment orders relating to the Assumed Deposits initiated prior to the Closing and reflected in the data made available by Seller to Purchaser on the

Closing Date. In the event that Purchaser shall make any payment in violation of a stop payment order initiated prior to the Closing but not reflected in stop payment documents and the data made available by Seller to Purchaser prior to such payment, then Seller shall indemnify, hold harmless and defend Purchaser from and against all claims, losses and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment. In the event that Purchaser shall make any payment in violation of a stop payment order initiated prior to the Closing that is reflected in stop payment documents and the data made available by Seller to Purchaser prior to such payment, then Purchaser shall indemnify, hold harmless and defend Seller from and against all claims, losses and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment.
(d)    After the Closing Time, Purchaser hereby agrees to process any and all “charge-back items” received subsequent to the Closing Time but arising prior thereto against Assumed Deposit accounts, as covered under applicable charge-back regulations. “Charge-back items” shall include, but shall not be limited to, disputed items, purchases over limit, fraudulent use of a debit card, late presentations of sales slips, unpresented credit on sales returns and other adjustments as specified under the rules and regulations of MasterCard and/or Visa. If Purchaser cannot recover on any such charge-back items after making a good faith effort to do so, Seller shall reimburse Purchaser for such items upon assignment of such items by Purchaser to Seller. Purchaser’s good faith effort to recover on any such items shall not require that Purchaser take any legal action against any person.
(e)    With respect to Overdraft Accounts which continue to remain in a negative balance at the close of business on the tenth (10th) day after the Closing Date after exercise by Purchaser of any setoff rights of which Purchaser is aware, Purchaser shall be entitled to reimbursement in immediately available funds from Seller for the amount of any such negative balance of which Purchaser gives Seller written notice within fifteen (15) calendar days after the Closing Date. Thereafter, Purchaser shall continue as Seller’s agent, for a period of sixty (60) calendar days after the Closing Date, or such shorter period as Seller shall request, to assert setoff rights and promptly forward the amount setoff to Seller in immediately available funds. Purchaser shall immediately deliver to Seller all Overdraft Accounts in Purchaser’s possession (if any) for which it demands reimbursement and any payments or amounts received in respect thereof from time to time, and Seller shall be vested with all rights, title and interest in, to and in connection with such Overdraft Accounts which Purchaser otherwise would have had, and Seller shall be entitled to enforce and collect all rights, remedies, claims, and causes of action against all persons and entities, including, without limitation, the drawer and depositor(s), which Seller or Purchaser shall have or would have had in connection with the Overdraft Accounts.
(f)    Prior to the Closing Date, Purchaser will open and maintain a demand deposit account with Seller to be used for settlement activity following the Closing Date. Purchaser and Seller agree that all amounts required to be remitted by either such party to the other party hereto pursuant to this Section 6.14 shall be settled on a daily basis through such demand deposit account. Any amounts to be paid by Seller to Purchaser shall be netted daily against any amounts to be paid by Purchaser to Seller, such that only one amount, representing the net amount due, shall be deposited in or debited against such account on a daily basis by Seller. Purchaser will ensure that all debit (negative) balances are funded on the day that such account will be overdrawn. Seller shall provide Purchaser with a daily net settlement figure for all such transactions from the immediately preceding Business

Day by 2:00 p.m. Eastern Time on each Business Day and the party obligated to remit any funds thereunder shall do so by depositing immediately available funds by 4:00 p.m. Eastern Time on such day or by any other method of payment agreed upon by the parties. Any such settlement shall be provisional pending receipt or review by the parties of the supporting documentation relating to such settlement.
6.15.    Restrictive Covenants.
(a)    From the date hereof until twenty-four (24) months after the Closing Date (the “Restricted Period”), Seller agrees that it and its Affiliates shall not solicit any individual that is an employee of Purchaser who is employed in any Branch or whose place of employment is within any Branch MSA; provided, however, that nothing in this Section 6.15(a) shall restrict (i) general recruiting advertisements not targeted specifically at Purchaser’s employees or (ii) Seller from employing any employee who does not constitute a Branch Employee, any Non-Transferred Employee, or any Resigning Employee.
(b)    During the Restricted Period, Seller agrees that it and its Affiliates shall not target or solicit customers of the Branches whose Assumed Deposits or Purchased Loans are being assumed or purchased by Purchaser; provided, however, that nothing in this Section 6.15(b) shall restrict general mass mailings, telemarketing calls, statement stuffers, advertisements or other similar communications whether in print, on radio, television, the Internet, or by other means that are directed to the general public. Seller also agrees that during the Restricted Period, except as set forth on Schedule 6.15(b), it and its Affiliates shall not open or operate a subsidiary, a branch banking facility, loan or deposit production office or any other facility used or to be used to provide any banking services within a distance of thirty (30) miles of any Branch.
(c)    During the Restricted Period, Purchaser agrees that it and its Affiliates shall not solicit any individual that is an employee of Seller (other than Branch Employees pursuant to this Agreement); provided, however, that nothing in this Section 6.15(c) shall restrict general recruiting advertisements not targeted specifically at Seller’s employees.
6.16.    Real Property Matters.
(a)    Seller has made available to Purchaser, copies of all (i) title information in possession of Seller, including, but not limited to, title insurance policies, attorneys’ opinions on title, surveys, covenants, deeds, notes and mortgages and easements, relating to the Real Property; and (ii) reports, surveys, notices, correspondence or other information in Seller’s possession, which relate to the environmental, health, or safety condition of the Real Property or existing or potential violations of Environmental Laws.
(b)    At its option and expense, Purchaser may cause to be conducted during the period beginning on the date hereof and ending on the forty-fifth (45th) calendar day after the date of this Agreement (the “Due Diligence Period”) (i) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and Improvements thereon (the “Property Examination”) and (ii) site inspections, regulatory analyses, and Phase 1 environmental assessments of the Real Property, together with such other studies and analyses as Purchaser shall deem necessary or desirable (collectively, the “Environmental Survey”). Purchaser agrees to indemnify and hold harmless Seller from damages resulting from injuries to any person or property from any cause arising out of the commission or omission of any act or acts related to such inspections by Purchaser, except to the extent of Seller’s gross negligence or willful misconduct.
(c)    If in the course of the Property Examination or Environmental Survey Purchaser discovers a Material Defect (as defined in Section 6.16(d)) with respect to any Real Property, Purchaser shall give prompt written notice thereof to Seller prior to or on the last day of the Due Diligence Period describing the facts or conditions constituting the Material Defect and the measures which Purchaser reasonably believes are necessary to correct such Material Defect. If Purchaser provides Seller with written notice of a Material Defect, Seller and Purchaser shall promptly discuss and seek to reach agreement as to an acceptable cure or other resolution of the asserted Material Defect, except that Seller shall be obligated to cure any objections relating to the title of the Real Property that can be cured by the payment of money only. If Seller elects to cure, then Seller shall proceed with such cure and shall complete such cure by the Closing Date or such additional period as shall be agreed upon by Seller and Purchaser. If Seller elects not to cure or is not able to cure any Material Defect with respect to any Real Property by the Closing Date and Purchaser and Seller are otherwise unable to agree on how the Material Defect will be addressed in order to effect Closing on such Real Property, then Purchaser shall have the option exercisable upon written notice to Seller to (i) waive the Material Defect; or (ii) purchase the Assets (other than such Real Property) and assume the Assumed Deposits but lease such Real Property “as is” without any representation or warranty or any liability for existing environmental damage, maintenance, taxes or insurance for a period of up to twelve (12) months, on a month-by-month basis, at an annual rental rate equal to 10% of the appraised value of such Real Property and with other reasonable terms to be agreed upon by Seller and Purchaser; provided, however, that in the event Seller is able to cure any such Material Defect during such lease period, Purchaser shall purchase, within ten (10) days after such cure such Real Property from Seller for an amount equal to such Real Property’s appraised value as set forth on Schedule 2.1.
(d)    For purposes of this Agreement, a “Material Defect” shall include:
(i)    the existence of any facts or condition that constitutes a breach of Seller’s representations and warranties contained in Section 4.4 and Section 4.5 or the existence of any Encumbrance that materially will adversely affect Purchaser’s use of the Real Property or the value of the Real Property;
(ii)    the encroachment by an improvement on the Real Property onto other property or onto any easement, a violation of any setback requirement, the encroachment of an improvement on any other property onto the Real Property, or the existence of a zoning restriction that will materially and adversely affect Purchaser’s use of the Real Property or the value of the Real Property;
(iii)    the existence of any structural defect or state of disrepair in the Improvements on any Real Property (including any equipment, fixtures or other components related thereto) that would cost at least 10% of the portion of the Purchase Price attributed thereto on Schedule 2.1 to repair; or

(iv)    the existence of facts or circumstances demonstrating that any action, including the presence, discharge, disposal, release, or emission by any person of any Hazardous Material detected in, on or under the Real Property in an amount or a concentration that violates any applicable Environmental Law, has been taken or not taken or a condition or event likely has occurred or exists, with respect to the Real Property, which constitutes or would constitute a material violation of any Environmental Law as to which Purchaser believes that Purchaser could become responsible or liable for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action or that Purchaser believes will adversely affect its use of the Real Property or the value or marketability of the Real Property.
(e)    Possession of the Real Property shall be transferred to Purchaser at the Closing.
6.17.    Telephone Numbers. Except for toll-free numbers and call center numbers, Seller shall take all steps reasonably necessary to enable Purchaser, after the Closing, to continue to use the telephone numbers used at the Branches on the date of this Agreement.
6.18.    Leased Real Property Matters. Each Real Property Lease is the valid and binding obligation of Seller, and to Seller’s knowledge, of each other party thereto; and there does not exist with respect to Seller’s material obligations thereunder, or, to Seller’s knowledge, with respect to the obligations of the lessor thereof, any default, or event or condition that constitutes or, after notice or passage of time or both, would constitute a default on the part of Seller or the lessor under any such Real Property Lease. As used in this Section 6.18, the term “lessor” includes any sub-lessor of the property to Seller. The Real Property Leases give Seller the right to occupy the building and land comprising the related Branch in accordance with the terms of such Real Property Lease. There are no subleases relating to any Branch created or suffered to exist by Seller.
6.19.    Excluded Items; Change of Name.
(a)    Seller shall remove from the Branches all items that are not being transferred to Purchaser under this Agreement, including but not limited to Furniture and Fixtures that are not Assumed Furniture and Fixtures, on or prior to the Closing, at Seller’s own expense. Beginning five (5) Business Days prior to the Closing Date, Purchaser may begin to replace signs, logos and other insignia at the Branches identifying or identified with Seller, and Purchaser shall bear the cost of the removal of existing signage, logos and insignia identifying Seller and the installation of any replacements and shall be responsible for any damage caused by such replacements. If the Closing shall not occur for any reason, Purchaser shall, at its sole expense, replace any signs, logos and other insignia of the Branches identifying Seller that Purchaser had caused to be removed. Until the Closing Time, any signs, logos or insignia replaced by Purchaser identifying or identified with Purchaser shall be covered by temporary signs, logos or other insignia identifying or identified with Seller, which shall be provided at Purchaser’s expense. After the Closing Time, Purchaser shall not use or allow the display of any name, logo, insignia, service mark or trade name of Seller in any manner, except as expressly contemplated by this Agreement. No activity conducted by Purchaser on or after the Closing Time shall state or imply that Seller is in any way involved as a partner, joint venture partner or otherwise in the business of Purchaser. Purchaser shall return to Seller any remaining signs, logos and insignia of Seller removed by Purchaser from the Branches after the Closing Time.
(b)    Seller will destroy or remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks and any other negotiable or non-negotiable instruments, as well any marketing materials, located at the Branches on the Closing Date.
(c)    Seller will remove all computer storage devices that may contain non-public personal information of non-divested customers located at the Branches on the Closing Date.
6.20.    Further Assurances. The parties shall cooperate fully with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement. Purchaser and Seller agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing. Each of Seller and Purchaser will execute, acknowledge and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. Seller shall duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets being sold hereunder, free and clear of all Encumbrances (other than Permitted Encumbrances). For a reasonable period of time after the Closing Date, each party will promptly deliver to the other all mail and other communications which are properly addressable or deliverable to the other as a consequence of the transactions pursuant to this Agreement; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Liabilities or the Assets to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.
6.21.    Notices of Default. Seller and Purchaser shall each promptly give written notice to the other upon becoming aware of the impending or threatened occurrence of any event which could reasonably be expected to cause or constitute a breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.
ARTICLE 7
TAX AND EMPLOYEE MATTERS
7.1.    Allocation Between Pre and Post Closing Periods. Whenever it is necessary under this Agreement to allocate Taxes (including a liability for Taxes or prepaid Tax) between periods prior to and after the Closing Date (or determine the amount of prepaid Taxes), such Taxes shall be apportioned by assuming that the Branches had a taxable year or period which ended at the close of business on the Closing Date, except that any property Taxes or exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned based on time. Appropriate payments shall be made between Purchaser and Seller whenever necessary to effectuate the proper allocation of any Tax liability or prepaid Tax under this Agreement.
7.2.    Transfer Taxes and Recording Fees. Notwithstanding anything herein to the contrary, all excise, sales, use, transfer, documentary, stamp or similar Taxes that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement shall be borne by Seller and any recording or filing fees with respect thereto shall be borne by Purchaser.
7.3.    Tax Reporting. Seller shall file with the appropriate taxing authorities and mail to the customers of the Branches any necessary Tax related forms that relate to a period before the first Business Day following the Closing Date, and Purchaser shall file with the appropriate taxing authorities and mail to the customers of the Branches any necessary Tax related forms that relate to a period beginning on the first Business Day immediately following the Closing Date.
7.4.    Employees and Employee Benefits.
(a)    Attached as Schedule 7.4(a) is a true and correct report, as of the date the report is prepared, listing each current employee of Seller employed at the Branches in a position necessary to the current operation of the Branches as currently conducted by Seller (each, a “Branch Employee”) and each Branch Employee’s name, position, exempt or nonexempt status, date of hire, present salary and employment status (permanent or temporary, full-time or part-time, active or leave recipient and type of leave). Seller represents and warrants to Purchaser that the report and all information delivered in connection with this Section 7.4(a) will be complete and accurate as of the date prepared and delivered. The report will be updated within ten (10) calendar days prior to Closing. Purchaser shall maintain in confidence the information on the Branch Employees and shall use it only for legitimate business purposes in connection with the transactions contemplated by this Agreement.
(b)    On such date as the parties shall agree, Seller and Purchaser shall jointly notify in writing all Branch Employees that the Branches are being transferred to Purchaser and that the employment by Seller of the Branch Employees shall terminate as of the close of business on the Closing Date. Concurrently with the delivery of such notice, Purchaser shall offer, to each Branch Employee who is then employed with Seller, employment (i) in a position and on terms and conditions of employment, that are, in the aggregate, substantially the same or better than the positions in which they were employed, and the terms and conditions of their employment, immediately prior to the Closing Date, (ii) without limiting the generality of the foregoing, with a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate, as applicable, paid by Seller to such employee as of the Business Day prior to the Closing Date, and (iii) without limiting the generality of the foregoing, providing for employment at a job location that is no more than thirty (30) miles from such employee’s primary workplace immediately prior to the Closing Date (a “Conforming Employment Offer”).
(c)    Each Branch Employee (i) to whom Purchaser does not deliver an offer of employment or to whom Purchaser delivers an offer of employment that does not constitute a Conforming Employment Offer shall be a “Non-Transferred Employee” for purposes of this Agreement effective upon the close of business on the Closing Date; (ii) who accepts Purchaser’s offer of employment (whether or not such offer constitutes a Conforming Employment Offer) shall be a “Transferred Employee” for purposes of this Agreement effective upon the later of the close of business on the Closing Date or the return of such Branch Employee to active employment; and (iii) who does not accept a Conforming Employment Offer delivered by Purchaser shall be a “Resigning Employee” effective upon the close of business on the Closing Date.

(d)    Purchaser shall provide employee benefits for the Transferred Employees substantially similar to those provided by Purchaser to similarly situated employees of Purchaser. Subject to applicable Law and applicable Tax qualification requirements. Purchaser shall recognize all service of the Transferred Employees with Seller and any of its subsidiaries that is reflected in the books and records of Seller, as the case may be, for vesting, eligibility and level of benefits purposes (but not for benefit accrual purposes, except for vacation and severance) in each Purchaser Benefit Plan. In addition, Purchaser shall cause each Transferred Employee to be immediately eligible to participate, without any waiting time, in the Purchaser Benefit Plans, subject to the terms of the applicable arrangement and any applicable Law, including ERISA. With respect to any Purchaser Benefit Plan that is a welfare plan (a “Purchaser Welfare Plan”) in which any Transferred Employee will participate effective as of or after the Closing Date, Purchaser and its subsidiaries will, to the extent permitted by the terms and conditions of the subject Purchaser Welfare Plans and applicable Law, use commercially reasonable efforts to (i) cause all pre-existing condition limitations which otherwise would be applicable to such Transferred Employee and his or her covered dependents to be waived to the extent satisfied under a Benefit Plan of Seller comparable to such Purchaser Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Transferred Employee’s commencement of participation in such Purchaser Welfare Plan, (ii) cause all participation waiting periods under each Purchaser Welfare Plan that would otherwise be applicable to such Transferred Employee to be waived to the same extent waived or satisfied under the Seller Benefit Plan comparable to such Purchaser Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Transferred Employee’s commencement of participation in such Purchaser Welfare Plan, (iii) cause all co-payments and deductibles paid by Transferred Employees under Seller Benefit Plans in the plan year in which the Closing Date occurs or, if later, the plan year in which the Transferred Employee commenced participation in such Purchaser Welfare Plan, to be credited for purposes of satisfying any applicable deductible or out of pocket requirement under any such Purchaser Welfare Plan, and (iv) to the extent that any Transferred Employee has begun a course of treatment with a physician or other service provider who is considered “in network” under a Seller Benefit Plan and such course of treatment is not completed prior to the Closing Date, arrange for transition care whereby such Transferred Employee may complete the applicable course of treatment with such physician or other service provider at “in network” rates.
(e)    Except as set forth herein, a Transferred Employee’s employment with Purchaser shall be on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate Purchaser to employ any such person for any specific period of time or in any specific position or to restrict Purchaser’s right to terminate the employment of any such person at any time and for any or no reason.
(f)    With respect to each Non-Transferred Employee, Seller shall be responsible for all notifications regarding “Continuation Coverage” under Section 4980B of the Code and Section 601 of ERISA.
(g)    If during the twelve (12) month period immediately following the Closing Date the employment of a Transferred Employee is terminated by Purchaser without cause, Purchaser shall pay to such terminated Transferred Employee severance benefits in accordance with Seller’s severance plan set forth on Schedule 7.4(g), giving effect to service with Seller prior to the Closing Date.
(h)    Purchaser shall be responsible for reimbursing Seller for any severance benefits at least equal to those set forth on Schedule 7.4(g) with respect to any Non-Transferred Employee. Except as may otherwise be required by applicable Law, neither Seller nor Purchaser shall be obligated to pay or provide severance benefits to any Resigning Employee. Nothing in this Section 7.4(h) is intended to conflict with the provisions of Section 7.4(j), but in the event of an inconsistency, Section 7.4(h) shall govern.
(i)    Each Transferred Employee shall cease to be covered by the Seller Benefit Plans and all other benefit and compensation plans of Seller on the date the employee becomes a Transferred Employee or on such later date specified under the terms of an applicable Seller Benefit Plan.
(j)    The parties hereto agree to cooperate in good faith, including by sharing information about terminations of employment in a timely manner, to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement. Purchaser shall be responsible for providing any notice (or pay in lieu of notice) required pursuant to the WARN Act with respect to a layoff or plant closing involving Transferred Employees that occurs on or after the Closing Date. Subject to Section 7.4(h), Seller shall be responsible for providing any such notice (or pay in lieu of notice) with respect to a layoff or plant closing occurring prior to, on or after the Closing Date and involving Non-Transferred Employees.
(k)    This Section 7.4 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.4, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 7.4. Nothing contained herein shall (i) be treated as an amendment of any particular Seller Benefit Plan; (ii) give any third party any right to enforce the provisions of this Section 7.4; or (iii) require Purchaser or any of its subsidiaries to (A) maintain, or establish, or alter, modify, or amend, any particular Purchaser Benefit Plan; or (B) retain the employment of any particular Branch Employee.
ARTICLE 8
CONDITIONS TO CLOSING
8.1.    Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:
(a)    All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the performance and consummation of the transactions contemplated hereby, including the Regulatory Approvals, shall have been made or obtained and shall remain in full force and effect, all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made.

(b)    No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and that has had or could reasonably be expected to have a Material Adverse Effect, and no proceeding seeking such a judgment, decree, injunction or other order shall have been announced or commenced.
(c)    Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all material respects only on and as of such date); each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects. For the purpose of determining the accuracy of a particular representation or warranty under this Section 8.1(c), the materiality and Material Adverse Effect qualifiers contained in such particular representation or warranty shall be disregarded.
(d)    Seller shall have discharged all Encumbrances against the Real Property (other than Permitted Encumbrances).
(e)    Purchaser shall have received each of the following documents:
(i)    A certificate signed by the duly authorized Secretary of Seller pursuant to which such officer shall certify (A) the due adoption of resolutions of Seller’s Board of Directors, authorizing the signing and delivery of this Agreement and all related documents and the consummation of the transactions contemplated hereby and thereby; and (B) the incumbency and signatures of officers;
(ii)    A certificate signed by a duly authorized officer of Seller stating that the conditions set forth in Section 8.1(a), Section 8.1(b) and Section 8.1(c) have been satisfied;
(iii)    A Bill of Sale and Instrument of Assignment and Assumption, signed by Seller, substantially in the form of Exhibit C hereto;
(iv)    Special warranty deeds with appropriate documentary stamps affixed conveying the Real Property to Purchaser;
(v)    The Delivery Records;
(vi)    Such consents as shall be required pursuant to the terms of any Assumed Contracts in connection with the assignments of such Assumed Contracts to Purchaser;
(vii)    A complete set of keys for each of the Branches, including but not limited to keys for all vaults and automated teller machines, appropriately tagged for identification and any vault manuals or specifications with respect to vaults and automated teller machines, if any;
(viii)    The Preliminary Closing Statement and the required Settlement Payment, if any;
(ix)    Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA included in the Assumed Deposits, and designation of Purchaser as successor trustee or custodian with respect thereto, subject to Section 2.8;
(x)    All documents effecting the assignment of collateral in regards to public funds Deposits and the assignment of agreements related to insured cash sweep Deposits, in each case to the extent included in the Assumed Deposits;
(xi)    All documentation required to exempt Seller from the withholding requirement of Section 1445 of the Code, consisting of an affidavit from Seller to Purchaser that Seller is not a foreign person and providing Seller’s U.S. taxpayer identification number;
(xii)    An assignment in recordable form reflecting the transfer and assignment to Purchaser of deeds of trust, mortgages, assignments of rents and profits and other real property related Loan Documents recorded in the real property records in applicable public registries;
(xiii)    A limited power of attorney, in a form reasonably satisfactory to Purchaser, duly executed by Seller to facilitate the transfer of the Purchased Loans (including any security interest in collateral therefor) to Purchaser;
(xiv)    With respect to each Assumed Contract, an instrument executed by each party to such Assumed Contract other than Seller and otherwise in form and substance reasonably satisfactory to Purchaser, whereby each such other party thereto consents to the assignment of such Assumed Contract to Purchaser in accordance with this Agreement; and
(xv)    Such other bills of sale, assignments of management, maintenance, service or servicing contracts, security deposits under leases, guaranties, warranties, utilities security deposits, and such other instruments and documents as Purchaser may reasonably require as necessary or appropriate for transferring, assigning and conveying to Purchaser good, marketable and insurable title to the Assets free and clear of any Encumbrances (other than Permitted Encumbrances), and permitting assumption of Liabilities by Purchaser.
(f)    The following events or conditions shall be absent or shall not have occurred:

(i)    There shall not have occurred any Material Adverse Effect, and no circumstances shall exist which, with the passage of time or otherwise, could reasonably be expected to result in any Material Adverse Effect; and
(ii)    In the event that Seller has agreed to cure a Material Defect as provided in Section 6.16, such Material Defect shall have been corrected in the manner agreed upon by Purchaser and Seller.
8.2.    Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:
(a)    All consents, approvals, permits and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the performance and consummation of the transactions contemplated hereby, including the Regulatory Approvals, shall have been made or obtained and shall remain in full force and effect, and all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made.
(b)    No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and that has had or could reasonably be expected to have a Material Adverse Effect, and no proceeding seeking such a judgment, decree, injunction or other order shall have been announced or commenced.
(c)    Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all material respects only on and as of such date); each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects. For the purpose of determining the accuracy of a particular representation or warranty under this Section 8.2(c), the materiality qualifiers contained in such particular representation or warranty shall be disregarded.
(d)    Seller shall have received each of the following documents:
(i)    A certificate signed by the duly authorized Secretary of Purchaser pursuant to which such officer shall certify (A) the due adoption of resolutions of Purchaser’s Board of Directors, authorizing the signing and delivery of this Agreement and all related documents and the consummation of the transactions contemplated hereby and thereby; and (B) the incumbency and signatures of officers;

(ii)    A certificate signed by a duly authorized officer of Purchaser stating that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been fulfilled;
(iii)    A Bill of Sale and Instrument of Assignment and Assumption, signed by Purchaser, substantially in the form of Exhibit C hereto;
(iv)    The required Settlement Payment, if any; and
(v)    Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA accounts included in the Assumed Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, subject to Section 2.8.
8.3.    Other Documents. The parties agree to execute and deliver such other documents as the parties determine are reasonably necessary or appropriate to consummate the transactions contemplated by and give full effect to the purposes and intent of this Agreement.
ARTICLE 9
TERMINATION
9.1.    Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    By the mutual written consent of Purchaser and Seller;
(b)    By Seller or Purchaser, in the event of a material breach by the other of any representation, warranty, covenant, or agreement contained herein (other than a breach of a representation or warranty contained in Section 4.15 as to which Purchaser’s sole remedy shall be to exclude, in its sole and absolute discretion, any loan or loans from the Purchased Loans and, as a result, Purchaser shall have no obligation hereunder to purchase such loan or loans) which is not cured or cannot be cured within thirty (30) calendar days after written notice of such breach has been delivered to the breaching party; provided, however, that termination pursuant to this Section 9.1(b) shall not relieve the breaching party of liability for such breach or otherwise; and provided, further, that the right of termination under this Section 9.1(b) shall not be available to a party who is itself in material breach of a representation, warranty, covenant, or agreement contained herein;
(c)    Notwithstanding any other provision of this Agreement, by Seller or Purchaser, in the event that the Closing has not occurred by June 30, 2019, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate; or
(d)    By Seller or Purchaser at any time after the denial or revocation of any Regulatory Approval, unless such denial or revocation was caused by the failure of the party seeking to terminate to act in a timely manner with respect to such Regulatory Approval or such party’s negligence or willful misconduct or breach of this Agreement.

9.2.    Effect of Termination.
(a)    In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 9.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 6.2(b) and Section 9.2(b), and except that nothing herein will relieve any party from liability for any breach of this Agreement.
(b)    Seller and Purchaser agree that each party hereby reserves the right to pursue all remedies, whether at law, in equity or otherwise, in the event of an intentional breach of a representation, warranty, covenant or agreement contained herein by the other party.
ARTICLE 10
INDEMNIFICATION
10.1.    Indemnification.
(a)    Seller shall indemnify, defend, and hold harmless Purchaser and any Affiliate of Purchaser, and Purchaser’s and its Affiliates’ directors, officers, employees, agents, and representatives, from and against any and all Losses which such persons may suffer, incur or sustain arising out of or attributable to (i) any breach of any representation or warranty made by Seller pursuant to this Agreement; (ii) any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement; (iii) any third party claim, penalty asserted, legal action or administrative proceeding based upon or relating to any action taken or omitted to be taken by Seller or any Affiliate of Seller, or any director, officer, employee, agent, or representative of Seller or any Affiliate of Seller, prior to the Closing or resulting from or arising out of any transaction, event, or occurrence occurring prior to the Closing, relating in any such case to the Branches, the Assets, the Liabilities, or the Assumed Contracts (including without limitation claims, actions, and proceedings by current or former employees of the Branches involving compensation, benefits, or other employment matters); (iv) any liabilities, obligations or duties of Seller that are not Liabilities assumed by Purchaser hereunder, but that are related to the Branches, the Assets, the Assumed Deposits or the Assumed Contracts; and (v) any Taxes required to be paid by Seller which relate to the Branches on or prior to the Closing Date.
(b)    Purchaser shall indemnify and hold harmless Seller and any Affiliate of Seller from and against any and all Losses which such person may suffer, incur or sustain arising out of or attributable to (i) any breach of any representation or warranty made by Purchaser pursuant to this Agreement; (ii) any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; (iii) any third party claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Purchaser or resulting from any transaction or event occurring after the Closing, relating in any such case to the operation of the Branches, the Assets, the Assumed Deposits or the Assumed Contracts; or (iv) any of the Liabilities assumed by Purchaser at the Closing.
(c)    To exercise its indemnification rights under this Section 10.1 as the result of an assertion against it of any claim or potential liability for which indemnification is provided, the party to be indemnified (the “Indemnified Party”) shall promptly notify the party obligated to provide indemnification (the “Indemnifying Party”) of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder. Notwithstanding the foregoing, notice of any claim for indemnification arising out of a third party lawsuit or other similar legal action shall be made within ten (10) calendar days after the Indemnified Party receives the summons and complaint or similar documents in connection therewith; provided, however, that a party’s failure to timely give such notice shall not affect its right to indemnification in connection therewith except to the extent the Indemnifying Party is materially prejudiced as a result of such failure to timely give such notice. The Indemnified Party shall advise the Indemnifying Party of all facts relating to such assertion within the knowledge of the Indemnified Party, and shall afford the Indemnifying Party the opportunity (upon written notice to the Indemnified Party), at the Indemnifying Party’s sole cost and expense, to defend against such claims for liability; provided, however, that no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and the compromise or settlement includes, as an unconditional term thereof, a release of the Indemnified Party from all liability with respect to the subject claims for liability. In any such action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel or (ii) the interests of the Indemnified Party are, in the reasonable opinion of the Indemnified Party, in conflict with those of the Indemnifying Party or are not being adequately represented. In the event the Indemnifying Party does not elect to control the defense of any claims for liability within ten (10) calendar days after receipt of notice thereof, the Indemnified Party may defend, settle, or compromise such claims in its sole and absolute discretion and, in such event, all reasonable legal fees, disbursements and other costs and expenses suffered or incurred by the Indemnified Party shall be indemnifiable Losses recoverable from the Indemnifying Party hereunder. Any indemnified party shall use reasonable efforts to minimize the amount of any Losses for which indemnification is sought from the indemnifying party pursuant to this Section 10.1.
(d)    Notwithstanding any other provision hereof, the rights of the Indemnified Party and the obligations of Indemnifying Party shall be subject to the following limitations: (i) the Indemnifying Party shall not be obligated to indemnify the Indemnified Party unless the claim is submitted within the applicable period of survival set forth in Section 11.1 hereof; (ii) the Indemnifying Party shall not be obligated to indemnify the Indemnified Party under Section 10.1(a)(i) or Section 10.1(b)(i) unless the aggregate of all Losses for which the Indemnifying Party would, but for this clause (ii), be liable under Section 10.1(a)(i) or Section 10.1(b)(i), as applicable, exceeds on a cumulative basis $50,000 (the “Deductible”), at which point the Indemnified Party shall be entitled to indemnification for only such Losses as are in excess of the Deductible; (iii) the Indemnifying Party shall not be obligated to indemnify the Indemnified Party under Section 10.1(a)(i) or Section 10.1(b)(i) for any Losses for which the Indemnifying Party would, but for this clause (iii), be obligated to indemnify the Indemnified Party in excess of an amount equal to two percent (2%) of the dollar amount of the deposit premium (as indicated on the Final Closing Statement) (the “Cap”); and (iv) the Indemnifying Party shall have no obligations under this Article 10 for any consequential damages the Indemnified Party may suffer as a result of any demand, claim or lawsuit; provided, that (i)

neither the Deductible nor the Cap shall apply to any claim of common law fraud alleged to have been committed by or on behalf of Seller or Purchaser, (ii) the Cap shall not apply to claims for indemnification by Purchaser pursuant to this Section 10.1 with respect to any Materially Defective Loan; and (iii) Seller’s obligation pursuant to this Section 10.1 with respect to a Materially Defective Loan shall in no event exceed the outstanding balance of the Materially Defective Loan (or the net book value of the collateral securing the Materially Defective Loan) as of the date indemnification payment is made. In the event that Seller makes any indemnification payment pursuant to this Section 10.1 with respect to a Materially Defective Loan, such Materially Defective Loan (including any collateral securing such Materially Defective Loan) shall be transferred by Purchaser to Seller for no consideration, and the obligations of Seller pursuant to Section 6.5, Section 6.11, Section 6.12 and Section 6.14 with respect to the Purchased Loans shall be deemed to be the obligations of Purchaser with respect to any such Materially Defective Loan.
ARTICLE 11
MISCELLANEOUS
11.1.    Survival. The representations and warranties of Seller contained in Section 4.1, Section 4.4, Section 4.5, and Section 4.17, and the representations and warranties of Purchaser contained in Section 5.1 and Section 5.7, shall survive the Closing indefinitely. The representations and warranties of Seller contained in Section 4.14 and Section 4.19 shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations with respect to the matter to which any claim pertaining thereto relates, as such limitation period may be extended from time to time. All other representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing. After the applicable survival period, neither Party may claim any damage for breach thereof. The covenants contained in this Agreement shall survive the Closing and not expire unless otherwise specifically provided in this Agreement.
11.2.    Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party hereunder may be assigned by either of the parties hereto without the prior written consent of the other party.
11.3.    Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided in Section 10.1, the parties hereto intend that nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, including, without limitation, any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including without limitation, any rights of employment or benefits for any specified period, under or by reason of this Agreement.
11.4.    Public Notice. From and after the date hereof until the Closing Date, neither Purchaser nor Seller shall directly or indirectly make, or cause to be made, any press release for general circulation, public announcement or disclosure or issue any notice or communication generally to employees with respect to any of the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. Consent shall be deemed granted by the party from which it is sought unless such party objects within two (2) Business

Days after receipt of the proposed press release or other announcement from the party requesting consent. Seller and Purchaser shall cooperate reasonably to produce public announcements to be released simultaneously within two (2) calendar days after the date of this Agreement. Nothing herein shall limit the right of Seller’s or Purchaser’s parent, after the initial press release regarding the transaction, to refer to this transaction in any document required to be filed with the Securities and Exchange Commission. Nothing in this Agreement shall limit the right of either party to make any disclosure required by law, subject to the provisions of Section 6.2(c) or Section 6.2(d).
11.5.    Notices. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 11.5 on the date of such facsimile), or five (5) calendar days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient.

If to Seller: Atlantic Capital Bank, N.A. Resurgens Plaza 945 East Paces Ferry Road, 16th Floor Atlanta, Georgia 30326 Attention: Doug Williams Email: doug.williams@atlcapbank.com	If to Purchaser: FirstBank 211 Commerce Street Suite 300 Nashville, Tennessee 37201 Attention: Christopher T. Holmes Email: cholmes@firstbankonline.com

With copies to: Womble Bond Dickinson (US) LLP 1200 19th Street NE Suite 500 Washington, DC 20036 Attention: Adam P. Wheeler Email: adam.wheeler@wbd-us.com	With copies to: Waller Lansden Dortch & Davis, LLLP 511 Union Street Suite 2700 Nashville, Tennessee 37291 Attention: Richard T. Hills Email: richard.hills@wallerlaw.com

Either party may change the address or facsimile number to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.
11.6.    Governing Law. This Agreement and the legal relations between the parties shall be governed by and interpreted in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed entirely within the State of Tennessee.
11.7.    Entire Agreement. This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose. Following the execution of this Agreement, representatives of Purchaser and Seller may prepare an operating agreement, conversion plan, or similar document relating to the methods of consummating the transactions contemplated by this Agreement, but no such document shall amend this Agreement or waive any of its provisions unless it (a) explicitly describes a “waiver” or “amendment” and refers to the particular provision of this Agreement being waived or amended; and (b) is executed in the manner provided in Section 11.9. Unless there is an effective amendment or waiver under the standards of Section 11.9, the provisions of this Agreement shall prevail if there is any inconsistency between this Agreement and any operating agreement, conversion plan, or similar document relating to the methods of consummating the transactions contemplated by this Agreement.
11.8.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.9.    Waiver and Amendment. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest.
11.10.    Expenses. Except as specifically provided otherwise in this Agreement, each party shall bear and pay all costs and expenses, including without limitation brokerage and legal fees, which it incurs or which may be incurred on its behalf in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.
11.11.    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
11.12.    Third Party Beneficiaries. Except as specifically provided in Article 10 with respect to indemnification, no provision of this Agreement shall be deemed to create any third party beneficiary right in anyone not a party to this Agreement, including any employee or former employee of Seller (including any beneficiary or dependent thereof). Nothing contained in this Agreement shall be construed to affect or limit any right Purchaser or its Affiliates may have after the Closing with respect to the terms and conditions of employment of any Transferred Employees (including, but not limited to, provisions of employee benefits different from those provided through the Benefit Plans of Seller) or to terminate the employment of a Transferred Employee at any time or to modify the benefits provided to employees through any employee benefit plan.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.
SELLER:

ATLANTIC CAPITAL BANK, N.A.

By:
/s/ Douglas L. Williams
Name: Douglas L. Williams
Title: President and Chief Executive Officer

PURCHASER:

FIRSTBANK

By:
/s/ Christopher T. Holmes
Name: Christopher T. Holmes
Title: President and Chief Executive Officer

EXHIBIT A

BRANCHES

1013 Highway 92 South Dandridge TN 37725*	1110 Market Street Chattanooga TN 37402
1111 North Northshore Drive Knoxville TN 37919	1237 North Glenwood Avenue Dalton GA 30721*
1301 Cowart Street Chattanooga TN 37402	155 North Campbell Station Road Farragut TN 37934**
167 West Broadway Boulevard Jefferson City TN 37760*	1740 Gunbarrel Road Chattanooga TN 37421
2905 Maynardville Highway Maynardville TN 37807*	3895 Cleveland Highway Dalton GA 30721*
401 South Thornton Avenue Dalton GA 30720*	4227 Ringgold Road Chattanooga TN 37412
5188 Highway 153 Hixson TN 37343*	9217 Lee Highway Ooltewah TN 37363*

*    Owned by Seller.
**    Building and improvements are owned, but land is leased.